EXHIBIT 99.1

Press Release	[i2 Logo]

i2 Cancels Move to Small Cap Market; Receives and Begins Appeal of Delisting Notification

The NASDAQ board is proposing to the SEC changes to National Market continued listing requirements, which could allow the Company to retain its National Market listing status.

DALLAS – February 10, 2003 — i2 Technologies, Inc. (NASDAQ: ITWO) today announced that it will not be moving to the NASDAQ Small Cap Market as previously announced. The decision is a result of NASDAQ’s proposed changes to the continued listing requirements for the NASDAQ National Market. As a result of this decision, i2 has received from the NASDAQ a delisting notification, which it plans to appeal.

The NASDAQ Board of Directors recently approved an amendment to the National Market continued listing requirements that, if approved by the SEC, could allow i2 to satisfy the National Market listing requirements if its stock price rises to above the $1 level within the newly-proposed extended grace period.

Based on the potential listing requirement changes, i2 has decided to utilize the NASDAQ delisting appeals process to demonstrate its ability to comply with and maintain the new listing standards, if approved by the SEC. Therefore, i2 has withdrawn its application to phase down to the NASDAQ Small Cap Market and NASDAQ has furnished the company with a notice of intent to delist for noncompliance with the NASDAQ National Market’s minimum shareholders equity requirement.

The company plans to submit a request for a hearing to appeal the delisting notification within seven days. Hearings are generally scheduled 30 to 45 days from the time of request. The company’s stock will continue to trade on the NASDAQ National Market while the appeal is pending.

In the event that NASDAQ does not accept i2’s position regarding its ability to meet and maintain the National Market continued listing standards, i2 intends to seek permission to move to the NASDAQ Small Cap Market at that time.

About i2

A leading provider of end-to-end supply chain management solutions, i2 designs and delivers software that helps customers optimize and synchronize activities involved in successfully managing supply and demand. More than 1,000 of the world’s leading companies, including seven of the Fortune global top 10, have selected i2 to help solve their most critical supply chain challenges. Founded in 1988 with a commitment to customer success, i2 remains focused on delivering value by implementing solutions designed to provide a rapid return on investment. Learn more at www.i2.com.

i2 is a registered trademark of i2 Technologies US, Inc. and its subsidiaries.

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i2 Cautionary Language

This press release may contain forward-looking statements that involve risks and uncertainties that may cause actual results to differ from those projected. In particular, there is no assurance that the company will be permitted to remain on either the NASDAQ National Market or the NASDAQ Small Cap Market. For a discussion of other factors which could impact i2’s financial results and cause actual results to differ materially from those in forward-looking statements, please refer to i2’s recent filings with the SEC, particularly the Form 10-K filed April 1, 2002 and Form 10-Q filed November 14, 2002. i2 assumes no obligation to update the forward-looking information contained in this news release.

Contact:

Barry Sievert

i2 Investor Relations

469-357-1000

investor@i2.com